EXHIBIT 99.1

Company Contacts:
Tamara A. Seymour	Pete De Spain
CFO and Vice President,	Associate Director,
Finance & Administration	Investor Relations & Corporate Communications
Favrille, Inc.	Favrille, Inc.
(858) 526-8035	(858) 526-2426
tseymour@favrille.com	pdespain@favrille.com

Favrille Reports Second Quarter 2006 Financial Results

San Diego – Aug. 10, 2006 – Favrille, Inc. (Nasdaq: FVRL), a biopharmaceutical company developing patient-specific, active immunotherapies for the treatment of cancer, today reported its financial results for the second quarter of 2006. For the three and six months ended June 30, 2006, the Company reported net losses of $9.8 million, or $0.34 per share, and $20.7 million, or $0.81 per share, respectively, compared to a net loss of $9.4 million, or $0.47 per share, and $17.8 million, or $1.10 per share, for the same periods in 2005.

“We remain confident in the design and execution of our pivotal Phase 3 clinical trial of FavId® and look forward to our analysis of the response improvement data from this trial in the fourth quarter,” John P. Longenecker, Ph.D., President and Chief Executive Officer of Favrille. “Meanwhile, we continue to make progress with the construction of our commercial manufacturing facility in preparation for the launch of FavId, moving another step closer to offering an important treatment option to patients with B-cell non-Hodgkin’s lymphoma (NHL).”

Second Quarter 2006 Financial Review

Research and development expense was approximately $7.5 million and $15.9 million for the three and six months ended June 30, 2006, respectively, compared to approximately $7.9 million and $14.7 million for the same periods in 2005. The decrease in the second quarter of 2006 primarily reflects the reduction of clinical site costs and manufacturing supplies due to the completion of patient enrollment in the Company’s pivotal Phase 3 clinical trial in January 2006. The overall increase for the six months ended June 30, 2006 is primarily due to additional expenses for clinical development of FavId, including personnel and clinical trial site costs. Effective January 1, 2006, Favrille implemented SFAS 123(R). Total stock-based compensation included in research and development was approximately $485,000 and $920,000 for the three and six months ended June 30, 2006, compared to approximately $350,000 and $700,000 for the same periods in 2005.

Marketing, general and administrative expense was approximately $2.9 million and $5.6 million for the three and six months ended June 30, 2006, respectively, compared to approximately $1.7 million and $3.3 million for the same periods in 2005. The increase is primarily due to additional personnel and outside services related to strategic marketing programs and an increase in administrative personnel in preparation for the commercialization of FavId. Total stock-based compensation included in marketing, general and administrative expense was approximately

$500,000 and $950,000 for the three and six months ended June 30, 2006, compared to approximately $350,000 and $740,000 for the same periods in 2005.

As of June 30, 2006, Favrille had cash, cash equivalents and short term investments of $61.7 million, compared to $34.5 million at December 31, 2005. The increase is primarily due to the $45.4 million in proceeds, before expenses, from the Company’s private placement of common stock and warrants in March 2006, partially offset by net cash used to fund ongoing operations.

“We continue to expect total operating expenses for the full year 2006 to be in the range of $44 million to $47 million, including an estimated $3 million to $4 million in stock-based compensation,” said Tamara A. Seymour, Chief Financial Officer of Favrille. “Our cash, cash equivalents and short term investments are still expected to be in the range of $37 million to $40 million at the end of 2006.”

Recent Highlights

•                  Long-Term Follow-Up Data from Phase 2 Trial of FavId. In preparation for the upcoming American Society of Hematology Annual Meeting in December, Favrille recently reviewed long-term follow-up data from its Phase 2 clinical trial of FavId following Rituxan® in patients with follicular B-cell NHL. Notably, the data showed an increase in the percentage of patients with a response improvement following initiation of FavId treatment. In addition, a number of patient groups, including patients who were treatment-naïve prior to entering the study, have not reached median time to disease progression (TTP) 32 months from the end of patient enrollment. Favrille believes that these data support the design of its pivotal Phase 3 clinical trial. Approximately 80 percent of the patients enrolled in the Company’s Phase 3 trial are treatment-naïve with the remainder either relapsed from or refractory to prior therapies.

•                  Published Data from Single Agent Trial of FavId. Favrille published data from its Phase 2 clinical trial evaluating FavId as a single therapeutic agent in the July 1st issue of the Journal of Clinical Oncology.  This initial trial served as proof of concept that FavId is well tolerated and demonstrates biologic activity in previously treated and relapsed patients with indolent B-cell NHL. This provided the foundation for subsequent trials of FavId, including the Company’s pivotal Phase 3 trial.

•                  Investigational New Drug (IND) Application for T-Cell Lymphoma. Favrille’s IND application for FAV-201, a patient-specific immunotherapy for the treatment of T-cell lymphoma, was allowed by the U.S. Food & Drug Administration (FDA) in June. FAV-201 will be evaluated initially in cutaneous T-cell lymphoma. This new product candidate is an extension of Favrille’s platform and draws on the Company’s success to date in the development of its lead product candidate FavId for the treatment of B-cell NHL.

•                  Construction of Commercial Manufacturing Facility. Favrille began construction of its commercial manufacturing facility in June. The Company expects that construction of the facility will be funded by landlord improvement allowances and proceeds from a line of credit. The facility will dedicate 80,000 square feet exclusively to manufacturing, with a capacity to produce FavId for up to 4,000 patients per year. Favrille expects the facility to be capable of commercial production of FavId as early as the fourth quarter of 2007.

•                  David Molowa, Ph.D. Appointed to Board of Directors. Dr. Molowa was appointed to Favrille’s Board of Directors in July after spending the last 15 years on Wall Street as a sell-side analyst at UBS Securities, JP Morgan Securities and Bear Stearns & Co. Most recently he was a Managing Director at UBS Securities, leading the firm’s biotechnology research efforts. Previous to his career in the financial industry, Dr. Molowa was a senior research biochemist and lab director for Merck & Co. Favrille believes that he is an ideal complement to the Company’s knowledgeable, industry-oriented Board.

Conference Call and Webcast Information

Favrille management will host a conference call today at 4:30 p.m. Eastern Time to discuss the second quarter 2006 financial results. A live audio webcast of management’s presentation will be available on the Investor Relations section of the Company’s web site at www.favrille.com. Alternatively, callers may participate in the conference call by dialing (800) 561-2718 or (617) 614-3525, passcode 63460381. A telephone replay of the call will also be available for 48 hours. The telephone replay can be accessed by dialing (888) 286-8010 or (617) 801-6888, passcode 74137894.

About Favrille, Inc.

Favrille, Inc. is a biopharmaceutical company focused on the research, development and commercialization of targeted immunotherapies for the treatment of cancer and other diseases of the immune system. The Company’s lead product candidate, FavId, is based upon unique genetic information extracted from a patient’s tumor. FavId is currently under investigation in a pivotal Phase 3 clinical trial for patients with follicular B-cell NHL and Phase 2 clinical trials in other B-cell NHL indications. The Company is developing additional applications based on its immunotherapy expertise and proprietary cost-effective manufacturing technology, including a second product candidate, FAV-201, for the treatment of cutaneous T-cell lymphoma.

# # #

Statements in this press release that are not strictly historical in nature constitute “forward-looking statements.” Such statements include, but are not limited to, references to Favrille’s product candidates, proprietary technologies and research programs. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause Favrille’s actual results to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors include, but are not limited to, risks and uncertainties related to progress and timing of clinical trials for FavId, including difficulties or delays in development, testing, manufacturing and marketing FavId or Favrille’s other product candidates; Favrille’s ability to obtain marketing approval for FavId or Favrille’s other product candidates and the timing of any such approvals, including Favrille’s ability to complete a commercial-scale manufacturing facility without utilizing proceeds from equity offerings; Favrille’s ability to manufacture sufficient quantities of FavId for use in clinical trials and, if FavId receives marketing approval, for commercialization; risks associated with achieving projected operating metrics and financial performance or the anticipated number of patients using FavId; potential delays in patient enrollment; Favrille’s ability to obtain additional financing to support its operations; and additional risks discussed in Favrille’s filings with the Securities and Exchange Commission. In addition, conclusions regarding the safety and efficacy of Favrille’s product candidates cannot be made until the results of future clinical trials of longer duration in more patients are known. All forward-looking statements are qualified in their entirety by this cautionary statement. Favrille is providing this information as of the date of this release and, except as required by law, does not undertake any obligation to update any forward-looking statements contained in this release as a result of new information, future events or otherwise.

FAVRILLE, INC.

(a development stage company)

BALANCE SHEETS

(in thousands, except share and per share data)

	June 30, 2006	December 31, 2005
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$28,817	$12,065
Short-term investments	32,835	22,427
Receivables	351	372
Prepaid expenses and other current assets	737	563
Total current assets	62,740	35,427
Property and equipment, net	10,987	9,430
Restricted cash	3,451	1,550
Other assets	640	600
Total assets	$77,818	$47,007
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued liabilities	$5,439	$3,888
Current portion of debt	3,676	2,553
Total current liabilities	9,115	6,441
Debt, less current portion	4,575	3,532
Deferred rent	2,013	1,320
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value 5,000,000 shares authorized at June 30, 2006 and December 31, 2005; no shares issued and outstanding at June 30, 2006 and December 31, 2005	—	—
Common stock, $0.001 par value:
Authorized shares, 75,000,000 at June 30, 2006 and December 31, 2005;
Issued and outstanding shares— 28,916,355 and 20,329,046 at June 30, 2006 and December 31, 2005, respectively	29	20
Additional paid-in capital	198,164	156,882
Deferred stock-based compensation	—	(5,655)
Note receivable from stockholder	—	(96)
Accumulated other comprehensive loss	(15)	(54)
Deficit accumulated during the development stage	(136,063)	(115,383)
Total stockholders’ equity	62,115	35,714
Total liabilities and stockholders’ equity	$77,818	$47,007

FAVRILLE, INC.
(a development stage company)

STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)

Unaudited

	Three Months ended June 30,		Six Months ended June 30,
	2006	2005	2006	2005
Operating expenses:
Research and development	$7,462	$7,909	$15,883	$14,737
General and administrative	2,919	1,681	5,620	3,345
Total operating expenses	10,381	9,590	21,503	18,082
Interest income	798	409	1,231	705
Interest expense	(213)	(181)	(379)	(389)
Other expense	(29)	(11)	(29)	(12)
Loss on extinguishment of debt	—	—	—	—
Total other income, net	556	217	823	304
Net loss	(9,825)	(9,373)	(20,680)	(17,778)
Deemed dividend-beneficial conversion feature for Series C redeemable convertible preferred stock	—	—	—	—
Accretion of Series C redeemable convertible preferred stock issuance costs	—	—	—	(6)
Net loss applicable to common stockholders	$(9,825)	$(9,373)	$(20,680)	$(17,784)
Historical net loss per share:
Basic and diluted	$(0.34)	$(0.47)	$(0.81)	$(1.10)
Weighted-average shares-basic and diluted	28,708,766	19,810,409	25,597,762	16,118,557

FAVRILLE, INC.
(a development stage company)

STATEMENTS OF CASH FLOWS
(in thousands)

Unaudited

	Six Months ended June 30,
	2006	2005

Operating activities
Net loss	$(20,680)	$(17,778)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,010	884
Loss on disposal of fixed assets	29	—
Issuance of options and warrant related to consulting agreements	—	—
Stock-based compensation	1,864	1,454
Non-cash interest expense	100	22
Loss on extinguishment of debt	—	—
Issuance of restricted common stock for license	—	—
Deferred rent	693	272
Amortization of premium/discount on short-term investments	(162)	(3)
Accrued interest on short-term investments	140	(21)
Unrealized loss on cash and cash equivalents	—	1
Changes in operating assets and liabilities:
Receivables	(119)	(7)
Prepaid expenses and other assets	(214)	41
Accounts payable and accrued liabilities	1,551	344
Net cash used in operating activities	(15,788)	(14,791)
Investing activities
Purchases of property and equipment	(2,595)	(371)
Purchases of short-term investments	(32,055)	(4,267)
Maturities of short-term investments	21,848	—
Other assets	—	—
Restricted cash	(1,901)	—
Sale of restricted cash	—	—
Net cash used in investing activities	(14,703)	(4,638)
Financing activities
Proceeds from debt	3,315	1,427
Payments on debt	(1,249)	(1,237)
Issuance of preferred stock, net	—	—
Proceeds from issuance of convertible promissory note	—	—
Issuance of common stock and warrants	45,183	39,456
Repurchase of restricted common stock	(6)	(7)
Net cash provided by financing activities	47,243	39,639
Net decrease increase in cash and cash equivalents	16,752	20,210
Cash and cash equivalents at beginning of period	12,065	25,065
Cash and cash equivalents at end of period	$28,817	$45,275

Supplemental schedule of non-cash investing and financing activities:
Conversion of convertible preferred stock to common stock upon initial public offering	$—	$43,678